SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                    FORM 10-12G

                  GENERAL FORM FOR THE REGISTRATION OF SECURITIES
                   OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                       OR 12(g) OF THE SECURITIES ACT OF 1934

                        HOMES FOR AMERICA HOLDINGS, INC.
                 (Name of Small Business Issuer in Its Charter)

       Nevada                                    88-0355448
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State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)


680-3 West 246th Street, Riverdale, New York      10471
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(Address of principal
executive offices)                              (Zip Code)


718) 543-4024
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(Issuers Telephone Number)

Securities to be registered under Section 12(b) of the Act

                                           Name of each exchange on
Title of each class: None                   which registered

Securities registered pursuant to Section 12(g) of the Act:
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                     Common Stock, .001 par value per share

(Title of class)
                     [Cover Page 1 of 2 Pages]





                           HOMES FOR AMERICA HOLDINGS, INC.
                         Registration Statement on Form 10-12G

                                                                  Page

Forward Looking Statements...........................................1


                                    PART I

ITEM 1.  BUSINESS 1

ITEM 2.  MANAGEMENT'S  DISCUSSION  AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS........................18

ITEM 3.  PROPERTIES, OFFICES AND FACILITIES.........................24

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         AND MANAGEMENT.............................................25

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
         PERSONS....................................................26

ITEM 6.  EXECUTIVE COMPENSATION.....................................30

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............34

ITEM 8.  DESCRIPTION OF SECURITIES..................................35


                                  PART II

ITEM 1.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
         COMMON EQUITY  AND OTHER SHAREHOLDER MATTERS...............38

ITEM 2.  LEGAL PROCEEDINGS..........................................38

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS..............38

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES....................38

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS..................39


                                 PART F/S

Financial Statements................................................41


                                 PART III

ITEM 1.  INDEX TO EXHIBITS..........................................41






Forward-Looking Statements

     In addition to historical information, the information included in this Form 10-12G contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as those pertaining to the Company's capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately, "intends," "plans," "pro forma, "estimates," or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. The success of the Company also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and the availability of governmental sponsored financing programs. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. The Company assumes no obligation to update forward-looking statements. See also the Company's reports filed from time to time with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act.


                                     PART I

ITEM 1.  BUSINESS

Introduction

         Homes for America Holdings, Inc. (the "Company") was organized in January 1996 to develop a fully integrated real estate operating company which will own, acquire, develop, rehabilitate and manage select low income and market rate residential housing throughout the United States. The Company's objective is to identify and purchase undervalued residential property either through the use of tax exempt bonds and related financing for affordable housing, or traditional financing arrangements for market rate transactions. In addition to the net rental income derived from its portfolio of apartment complexes, the Company earns a significant portion of its revenues and profits from transactional fees associated with the acquisition and financing of the various properties in its portfolio. The Company relies upon a network of experts developed by the Company to identify acceptable residential properties which can be purchased with financing provided by municipal bonds and tax credits. The Company commenced operations in April, 1996 and to date has purchased two residential complexes located in Dallas, Texas and Bridgeport, Connecticut. The Company has also contracted for the purchase of three (3) additional properties and/or portfolios located in New York, Texas and Indiana.

Background
         A primary objective of the Company is to develop residential property which will qualify as affordable housing ("Affordable Housing") under federal housing programs. Properties which qualify as Affordable Housing enable the Company to apply for tax exempt bond allocations which are used to finance the project. Affordable Housing is defined in the Tax Reform Act of 1986 (the "Act"), as housing for persons with a moderate or low income, and qualified properties are subject to restrictions on the income of the tenants and the amount of rent charged. Generally, for existing properties to qualify, the property must have been held by the seller for at least 10 years and be in an area where bond allocations are available. Sixty percent of the Company's anticipated portfolio of apartments will be categorized as Affordable Housing. The remaining forty percent of the anticipated portfolio will be comprised of both residential and non-residential property conversions. See "Financing" below.

         In addition to Affordable Housing, the Company also seeks attractive properties which it will purchase through traditional methods of financing and develop into market-rate residential rental housing. Residential property conversions are (i) market rate, multi-use properties that are purchased at a discount and then constructed or substantially rehabilitated; and (ii) non-residential properties such as a warehouse or plant that has unique architectural qualities, such as high ceilings and arched doorways. Upon conversion into residential condominiums or rentals, these qualities become marketing tools. The Company believes such conversions are popular in redeveloping urban areas and will be a source of revenue in the future. However, no such conversions have been effected to date.

         The Company identifies Affordable Housing properties for potential acquisition by maintaining steady contact with its network of real estate brokers. The Company informs the brokers that it is interested in acquiring property in certain locations within a designated state which are eligible for tax exempt bond and tax credit financing. The Company, through its network of real estate brokers and bond financiers, is then able to identify eligible housing properties for possible acquisition.

         After the Company has identified an Affordable Housing property, the Company prepares an application for tax exempt bond and tax credit financing, and submits the application to the appropriate governmental entity. In addition to the application, the Company must, among other things, conduct a market study, provide an architectural analysis of the property, obtain a property appraisal, and prepare an environmental study and analysis of the property. Upon approval of the application, the Company receives an allotment of Tax Exempt Bonds (as defined below), which are automatically accompanied by an allotment of Tax Credits (as defined below) if the criteria for receiving Tax Credits is satisfied. The bonds and the tax credits will be used to finance the acquisition.

         The Company, through a third party, sells the Tax Exempt Bonds to nonaffiliated purchasers. The Company sells limited partnership interests that entitle the limited partners to receive the Tax Credits. The proceeds of the sale of the tax exempt bonds and the limited partnership interests are thereafter used to finance the acquisition of the property. The Company then closes on the property and receives various fees and reimbursements at the closing. Transactional fees earned by the Company may include acquisition fees, rehabilitation fees, general partner fees, and other fees associated with the financing and purchase of a property. The realization of these fees is dependent upon the number, type and terms of the purchase and financing transactions that occur during the course of the year. Following the closing the Company rehabilitates the property and leases the units.

         In addition to the fees received at closing, the Company receives income from the acquired property through management fees and income participation. The Company provides several services to the properties including, but are not limited to, marketing, ownership property reviews, social service programs for parents, and outreach programs for children that may include computer learning workshops, tutoring, and organized sports activities. The Company believes that providing these services reduces apartment turnover, helps maintain the tenants' quality of life, and controls costs, thereby further improving profitability.

         The Company believes that there is a considerable need for quality Affordable Housing in the United States, and historically, demand has exceeded supply. The Company also believes there is a strong market in the conversion of undervalued market-rate residential properties where new construction or substantial rehabilitation is required, and in the conversion of non-residential property to unique residential and loft-type living. Moreover, the founders of the Company are experienced in these types of conversions and the Company believes, but cannot assure, it will achieve significant revenues from this area in the future.

         The Company has been in operation only since 1996, and there can be no assurance it will be able to develop a commercially viable or profitable business.

Current Operations
         The Company believes that strong property management and "hands on" asset management of its investments is essential to maintaining profitable operations. Accordingly the Company has established its own on-site management in areas where the Company has a substantial investment, such as Texas and the Northeast. In other areas the Company will utilize the best available regional outside management firms, when necessary, to assist in the operation of the properties.

         Whether the Company is the on-site property manager or off-site asset manager, the Company strives to oversee every detail in the operation of each property. Every property managed directly by the Company has a senior manager of the Company responsible for the day to day operations of the property, and every site operated by the Company through its asset management division has a principal of the Company directly responsible for the property. In addition, the Company engages third parties to verify key financial information and tenant certification issues, and each property is visited periodically by one of the principals of the Company. The Company believes that intense and active management of the Company's assets is necessary to ensure the proper operation and maintenance of its facilities.

     The Company currently owns properties in Texas and Connecticut with contracts pending for properties in Indiana, Texas, and New York. The following is a description of the property under management as well as properties subject to purchase agreements. Willow Pond Apartments Located in Dallas, Texas, the Willow Pond Apartments, formerly known as the Glen Hills Apartments, is a 386-unit complex located at 6003 Abrams Road. It was renovated by the Company and is now fully occupied. In addition to the renovation, the Company established a computer learning facility which provides tenants' children with professional instruction in, among other things, the use of the internet and spreadsheet skills. Adults are offered the opportunity to learn word processing and spreadsheet skills or improve existing skills to aid them in the work place.

         The Willow Pond complex is an Affordable Housing project purchased for approximately $8,400,000. Willow Pond is owned by a limited partnership of which the Company is the general partner with a 1% interest in the partnership, a 90% interest the net income, and an 80% interest in the residual value of the partnership. The Company sold limited partnership interests for $2,500,000 and the limited partners own 99% of the property and the right to receive 10% of the net income. The balance of the funding was obtained through mortgages on the property.

Putnam Square Apartments
         The Putnam Square Apartments ("Putnam Square") is an Affordable Housing complex composed of 18 residential units located in Bridgeport, Connecticut. In November 1997, in return for an indemnification against operating losses of up to $65,000, and an agreement to operate and rehabilitate the facility, the Company succeeded to the interests of the general partner of the partnership that originally owned the property. The Company has substantially renovated the property and approximately 90% of the units are currently rented.

Proposed Properties:
Prairie Village Apartments

         The Prairie Village Apartments ("Prairie Village") is a 120-unit Affordable Housing project that the Company is under contract to purchase for $804,000. Anticipated renovation costs are estimated to be approximately $1,700,000. The Company has secured tax exempt bond funding in the amount of $2,400,000, the proceeds of which have been placed in escrow pending the closing. The Company also intends to sell $500,000 of taxable bonds guaranteed by the United States Department of Housing and Urban Development ("HUD") at the closing. In addition, the Company will sell $950,000 in limited partnership interests and the limited partners will be entitled to certain tax credit benefits. The project cost is $3,850,000, including the establishment of an approximately $1,300,000 reserve for future renovations, repairs and maintenance. At the closing, the Company will draw the purchase price from the escrowed funds. Thereafter, the Company will periodically draw the remaining escrowed funds over a six-month period to finance the renovation costs of approximately $1,700,000.

     However, the contract is subject to numerous contingencies, and there can be no assurance that the Company will be able to secure the necessary financing or otherwise consummate the purchase of the property.

Briar Meadows Apartments
     The Company has entered into a contract for the purchase of the Briar Meadows Apartments ("Briar Meadows"), a 120-unit residential complex located in Dallas, Texas for $1,050,000. The Company will substantially rehabilitate the units after the closing of the transaction at an anticipated cost of $500,000. The Company expects to finance the project with a mortgage in the amount of approximately $1,395,000 and through an equity investment. This is a market rate transaction and the Company will not utilize any government guarantee programs. This transaction is subject to the receipt of financing, as well as other contingencies, and there can be no assurance that the Company will be able to complete this purchase.

Schenectady, New York
         The Company has entered into an agreement to purchase a market-rate apartment complex comprised of 156 completed units, 26 units "to-be-completed," and vacant land for a proposed 220 additional units. The purchase price for the existing properties is $3,725,000. The Company is currently attempting to secure the required financing, and there can be no assurance that the transaction will be completed.

Financing:
Affordable Housing Financing

     The Company purchases Affordable Housing properties through the use of relatively small amounts of equity capital, the sale of tax credit benefits to tax credit investor limited partners and the use of low-interest tax exempt bonds. The Company will often purchase Affordable Housing properties with relatively small amounts of Company capital through the use of low interest rate, non-recourse bonds, thereby preserving Company assets for other transactions. Equity for the purchase is obtained through the sale of a partnership interest in the property to an investor-limited partner ("Partner") for cash in exchange for the tax credit benefits associated with the property at the close. From the transaction, the Company receives: 1) reimbursement of expenses; 2) an acquisition fee (1-2% of the acquisition); 3) a rehabilitation fee (7% of any rehabilitation or construction); 4) a management fee (5% of total income); 5) retention of approximately 90% of all operational income; and 6) 80
- 90% of the residual value.

Conversions Financing
         A market-rate residential purchase or non-residential conversion of undervalued, non-residential property that the Company substantially rehabilitates will be financed with an equity investment of 10-20% of the project costs with the balance furnished by debt financing. These properties are generally well situated and/or architecturally unique but due to the need for significant rehabilitation can be purchased at low prices. The Company believes this method of acquisition, rehabilitation and financing is much more cost effective than the approximate $30,000 cost to construct comparable new units. Low Income Housing Tax Credits

     A significant portion of the Company's housing portfolio is financed through the use of low income housing tax credits (the "Tax Credits").

Generally
         Tax Credits were created by the Tax Reform Act of 1986, which established a single program of Tax Credits benefiting the owners of rental housing developments specifically targeted to a defined group of lower income households. Tax Credits can be utilized by the owner of the development and constitute a dollar for dollar reduction of the owner's federal tax liability. In the case of pass-through tax entities such as limited partnerships and limited liability companies, each owner of the entity (i.e., the partners in the case of a limited partnership or the members in the case of a limited liability company) is allocated a proportionate share of the Tax Credits which may be used as a direct reduction of that person's federal tax liability. Individuals and corporations may utilize the Tax Credits to reduce their federal income tax liability.

State Allocation of Tax Credits
     State housing agencies are responsible for the allocation of Tax Credits and for monitoring compliance. Each state annually may allocate Tax Credits equal to $1.25 per state resident (the "Volume Cap"). In addition to its Volume Cap, a state annually may also allocate an unlimited amount of Tax Credits to low income housing projects financed with tax-exempt bonds (the "Bond Allocation"). (See, Tax-Exempt Bond Financing).

Qualifying for Tax Credits
         Tax Credits are obtained through an application to the responsible state agency. Tax Credits are allocated to developments which meet certain threshold requirements set forth in the Internal Revenue Code and the particular State Agency's Qualified Allocation Plan ("QAP"). Bond Allocation applicants, because they are not part of the Volume Cap, do not compete for the Tax Credits. Once a Bond Allocation development has received its allocation of bonding authority, it will receive a Tax Credit Allocation if that applicant meets the minimum threshold standards for a Tax Credit allocation.

         Volume Cap Tax Credits and Bond Allocation Tax Credits are allocated to developments involving either new construction or rehabilitation of existing housing developments. In addition, Volume Cap Tax Credits and Bond Allocation Tax Credits may also be awarded for the acquisition of an existing development if that development qualifies for the rehabilitation Tax Credits.

         The amount of the Tax Credit allocated for a new development will be the equivalent of 70% of the present value (determined over a ten-year period) of the eligible basis, which includes costs of construction and other permissible fees and expenses. The amount of the Tax Credit allocated for a rehabilitation development will be the equivalent of 70% of the present value (determined over a ten-year period) of the cost of the rehabilitation. The amount of the Tax Credit allocated for qualified acquisitions will be the equivalent of 30% of the acquisition cost. If any portion of the permanent financing for the development is provided at below market interest rates by or through the federal government, except for certain exceptions, the amount of the Tax Credit allocated will be the equivalent of 30% of the present value
(determined over a ten-year period) of the cost of the new or construction or rehabilitation.

         The amount of the Tax Credit allocated in Bond Allocation developments is the equivalent of 30% of the present value (determined over a ten-year period) of the cost of the new construction or rehabilitation, as the case may be, and 30% of the cost of acquisition if the development also receives rehabilitation credits.

         The amount of the Tax Credits allocated to a development is also a function of eligible costs of construction or rehabilitation ("Eligible Basis"), the number of housing units in the development which are deemed to be qualified low income units, and the applicable federal rate ("AFR") which is the factor used to arrive at the present value of the Tax Credits over ten years. The number of qualified low income units is determined by the number of rental units in the development which are rented to qualified low income tenants at the appropriate low income rents. A development must elect a low income set aside test ("Set Aside"), which is either (1) 40% of the units rented to tenants whose income is 60% of the area median income or (2) 20% of the units rented to tenants whose income is 50% of the area median income. Area median income is determined for all localities in the United States HUD. The Set Aside is a threshold for Tax Credit Allocation qualification, but due to the intense competition for Tax Credits, State Agencies have successfully required developments to set aside more units at significantly lower rent. For a housing unit to be considered a low income unit, it must be rented at no more than 30% of the tenant's income. The rental amount is adjusted for family size.

Utilization and Loss of Tax Credits
         The Tax Credits are taken over a period beginning in the year in which the development first is occupied by tenants ("Placed in Service") and ending ten years later ("Tax Credit Period"). Developments must remain in compliance with their initial low rent levels and the initial low income occupancy levels for a minimum of 15 years ("Compliance Period"), but in order to qualify for the Tax Credits in the first instance, developments must agree ("Extended Use Agreement") to remain in compliance with the rent levels and the low income occupancy levels for an additional 15 years beyond the Compliance Period ("Extended Use Period").

         Developments are subject to Tax Credit Recapture during the Compliance Period if they fall below the required number of low income units, if the rental amounts exceed the targeted rates, if units are rented to tenants whose incomes exceed the maximum allowed, or if they are transferred. In years 1-11 the amount of the recapture is equal to one-third of all of the prior Tax Credits claimed by the taxpayer, and in years 12-15 the amount of the recapture is one-fifteenth of all of the prior Tax Credits claimed by the taxpayer.

Disposition  of Tax Credit Developments
         Generally, Tax Credit Developments can be disposed of at any time. When and how the disposition occurs controls whether there will be Tax Credit Recapture, and whether the development will remain subject to the Extended Use Agreement.

Value of the Credits; Sale to Investors and Relationship with Investors
         The Company believes the Tax Credit is the single most important source of equity capital for low income housing developments. Since Tax Credits result in a dollar for dollar reduction of a taxpayer's federal tax liability, the Tax Credits are the equivalent of cash in the amount of the tax savings. There is a significant market for Tax Credits. Generally, developers who have been allocated Tax Credits form limited partnerships in which the developer acts as the general partner and the purchaser of the Tax Credits acts as the limited partner. The value of the Tax Credits and other benefits are allocated between the partners based upon an agreed upon percentage for each of the items of benefit such as Tax Credits and cash flow. In the recent past prices paid for Tax Credits have been in the range of fifty cents to eighty cents per dollar of Tax Credits. The sale of Tax Credits generates a significant amount of the equity required to finance the development and operation of low income housing.

         Every Tax Credit purchaser has different investment criteria, required rates of return, and exit strategies. Generally, a developer can expect to receive a portion of the proceeds from the purchaser during construction or rehabilitation of the development, a portion when the development is substantially complete and the remainder when the development has achieved predetermined stabilized rent and occupancy levels. The partnership agreement between the Developer and the Tax Credit Purchaser will contain many provisions which govern the operation of the development, which require regular periodic reporting, which provide the Tax Credit purchaser with certain remedies if the development falls out of Tax Credit compliance, and which provides the Tax Credit purchaser with an exit strategy after 15 years. Tax-Exempt Bonds

         Of the three types of tax-exempt bonds available for affordable housing, the ones which will be used in connection with the Company's developments are known as private activity bonds issued under Section 142(d) of the Internal Revenue Code (Tax Exempt Bonds). Private activity bonds are subject to a Volume Cap for each state equal to the greater of $150 million or $50 per person. These Volume Cap private activity bonds are the bonds that qualify for Bond Allocation Tax Credits. (See "Low Income Housing Tax Credits"). Tax-exempt bonds provide a low interest rate source of debt financing for housing developments.

         Once a local or state agency has passed a resolution inducing the development ("Inducement Resolution"), the owner of the development can apply to the appropriate agency for a bond allocation. At the same time the owner of the development applies for a credit enhancement that guarantees the repayment of the bonds to the bondholders. The credit enhancement enables the issuer of the bonds to charge a lower rate of interest on the loan to the development. Once the credit enhancement is obtained, the issuer can sell its bonds and lend the money to the development. The revenues of the development are used to make the monthly payments of principal and interest on the mortgage which are used to repay the principal and interest on the bonds.





         Utilization of tax-exempt bonds adds time to the development process because of the regulatory approvals necessary, and adds a layer of regulatory compliance because certain of the Internal Revenue Service regulations must be complied with to continue the bonds' tax-exempt status. In all other respects, utilization of tax-exempt bonds to provide debt financing differs little from the use of conventional mortgage financing.

         Each property type is tailored to a specific method of financing designed by the Company to allow for maximum profitability.

Government Regulations
         The Company is subject to environmental and other governmental regulations. Compliance with laws and regulations governing the business of the Company could be difficult, expensive, and time-consuming and require significant managerial and legal supervision. Failure to comply with such laws and regulations could result in a materially adverse effect on the Company. Further, any changes in any of these laws and regulations could materially and adversely affect the Company. There is no assurance that the Company will be able to secure on a timely basis or at all, any necessary regulatory approvals in the future. These regulations and related considerations include, but are not limited to, federal government tax-exempt bond laws and regulations, allocations of specific amounts of bonds to the various states, state regulations, state political decisions as to how to use the allocations, obtaining bond inducement resolutions from state and municipalities and the continued availability of the HUD insurance, should it be found necessary. In addition, the Company is often dependent on ratings by bonds offered to finance the real estate.

Competition
         All of the properties currently owned, or under agreement to be purchased, by the Company are located in developed areas. There are numerous other multifamily properties and real estate companies, many of which have greater financial and other resources than the Company, within the market area of each of the properties which will compete with the Company for tenants and development and acquisition opportunities. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on (i) the Company's ability to rent the apartments and the rents charged and
(ii) development and acquisition opportunities. The activities of these competitors could cause the Company to pay a higher price for a new property than it otherwise would have paid or may prevent the Company from purchasing a desired property at all, which could have a materials adverse effect on the Company. In addition, there is intense competition for Tax Credit and Tax Exempt Bond allocations, and many of these competitors have greater financial resources and longer operating histories than the Company. There can be no assurance the Company will be able to successfully compete in the future.

Employees
         The Company employs 14 full-time employees including its executive officers. No employees are covered by a collective bargaining agreement, and the Company believes its relations with its employees are satisfactory.




ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Homes for America Holdings, Inc. and Respective Partnership Results of Operations and Financial Condition as of December 31, 1997 and June 30, 1998

Overview
         The Company is a real estate development and operating company that owns and operates a portfolio of apartment complexes primarily located in the Southwestern and Northeastern United States. In addition to the net rental income derived from the operation of its portfolio of apartment complexes, the Company earns a significant portion of its revenues and profits from transactional fees associated with the acquisition and financing of its properties.

         Presently, 100% of the Company's portfolio consists of affordable housing, the acquisition of which is generally financed through Low Income Housing Tax Credits (ALIHTC) partnerships, and the use of tax exempt bond financing. Investors in these partnerships gain various tax benefits, including tax credits, as provided for in the Internal Revenue Code. In turn, the Company acts as general partner in the various partnerships, receiving most or all of the operating cash flow and residual value. In addition, the Company provides certain guarantees to the lenders, all of which are typical of those generally provided by general partners. The Company anticipates completing the acquisition of and/or beginning development of market rate properties. With these acquisitions, the Company's portfolio will approximate 60% affordable housing and 40% market rate properties. HFAH plans to continue to own and operate its apartment complexes for the foreseeable future. Accordingly, no cash flow from dispositions, or gains or losses from the sale of assets, is anticipated.

         In 1997, the Company completed the acquisition of a 386 unit affordable housing property, Willow Pond, located in Dallas, Texas. Tax benefits associated with the property were sold for $2.5 million. The Company acquired the Putnam Square property in November, 1997, but did not actually begin operations there until January, 1998.

         The Company's revenue stream is primarily generated in one of two ways, either from rental and related income, or transactional fees earned by the Company in accordance with certain property purchasing and financing agreements. Rental income and related revenues (vending, parking, late fees, etc.) result from the ongoing operation of the Company's various rental properties. Cash receipts occur on a relatively even basis throughout the year, though fluctuations resulting from seasonal changes in occupancy levels can occur.

         The Company's strategic plan encompasses the acquisition of up to $100 million of additional properties in 1998 and 1999. The Company presently has agreements, or is in contract, to purchase over $10 million of property located in the mid-Atlantic region, the Southwest, and in Indiana. These transactions will provide equity into the Company through the sale of tax credits and other benefits, as well as through a variety of transaction fees earned during the course of the purchases. The Company will continue to utilize tax exempt bonds to finance the purchases, where appropriate.

          The Company was formed in 1996 and had no revenues during that year; accordingly, the Company had a net loss of $324,800 in the year 1996. Its expenses were limited to administrative costs related to the formation and start-up of the Company.

         The  following  discussion  should  be read  in  conjunction  with  the consolidated financial appearing elsewhere in this form. Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations may constitute forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, including those discussed elsewhere in this form, that could cause actual results to differ from those projected. The first property, Willow Pond, was acquired during the second quarter of 1997.

Results of Operations For the twelve months ended December 31, 1997.

Revenues
         Revenues reported in 1997 for the two properties owned and operated in that year did not reflect a full year's activity because of the dates of acquisition. Dallas/Willow Pond was owned by the Company for nine months in 1997. During that period it generated rental and related incomes of $1,526,634. Putnam Square did not have any business activities in 1997 other than the acquisition of the property.

         Transactional fees earned by the Company may include acquisition fees, rehabilitation fees, general partner fees, and other fees associated with the financing and purchase of a property. In 1997, these fees were $1,082,079 and included the following:

Development Note - Glen Hills                               $   270,079
Acquisition Fees - Glen Hills                                   362,000
General Partner Fees - Putnam                                   400,000
Developer Fee - Reliance Capital - Glen Hills                    50,000
                                                              ----------
                                                              $1,082,079
         The realization of these fees is dependent upon the number, type and terms of the purchase and financing transactions that occur during the course of the year.

Expenses
         Reported expenses include the costs of operating the Dallas/Willow Pond property, as well as corporate administrative expenses. As previously stated, this property was owned by the Company for nine months in 1997 and, as such, do not reflect a full year's activity. The Company remains committed to reducing expenses, through effective management practices, at its present sites, as well as those to be acquired in the future.

         Real  estate  expenses  include  repairs  and  maintenance,  utilities, on-site payroll, insurance, property taxes and other direct expenses. Administrative expenses comprise corporate overhead and other items not directly chargeable to the rental property. For the year ended December 31, 1997, total operating expenses were $1,150,367, before interest, depreciation and taxes.

         Depreciation of $273,754 reflects the expense on the Glen Hills property for the portion of the year that the Company owned the property. The Company utilizes accelerated methods of depreciation over a seven (7) year life for personal property. Realty is depreciated by the straight line method over lives ranging from 25 to 27.5 years.

         The 1997 interest expense of $371,883 was incurred on the mortgage payable of $5,150,700 due on the Glen Hills property. The property was acquired at the end of March 1997 and, therefore, the reported interest does not represent 12 months interest. Interest expense on this property in future years will reflect a full year's expense and will, of course, be greater.

For the six months ended June 30, 1998

Revenues

     For the first six months of 1998, the Company earned rental and other operating income, as follows:

         Willow Pond $ 1,124,703
         Putnam Square    43,811
                      ----------
                      $1,168,514

     Transactional fees earned by the company may include acquisition fees, rehabilitation fees, general partner fees and other fees associated with the purchase, development and financing of a property. During the six months ended June 30, 1998, the Company earned $138,500 in general partner fees from the Putnam Square partnership.

     The realization of these fees is dependent upon the number, type and terms of the purchase, development and financing transactions that occur during the course of the year.

Expenses

         Reported expenses include the cost of operating the Willow Pond and Putnam Square properties, as well as corporate administrative expenses.

         Real estate expenses include repairs and maintenance, utilities, on-site payroll, insurance, property taxes, management fees and other direct expenses. Administrative expenses comprise corporate overhead and other items not directly chargeable to the rental properties. For the six months ended June 30, 1998, property expenses, exclusive of interest, management fees, depreciation and amortization were as follows:

                  Willow Pond                             $ 649,359
                  Putnam Square                              40,169
                                                           ----------
                                                          $ 689,528
         Interest expense included $214,762 incurred on the mortgage payable of $5,190,366 on the Willow Pond property, and $12,000 on general corporate obligations for a total interest expense of $226,762 for the six months ended June 30, 1998.

         Management fees are incurred by each property and generally consist of a 5% property management fee, a 1% asset management fee, and may also include an incentive fee. Total management fees paid by each property were:

                  Willow Pond                            $   94,917
                  Putnam Square                               8,275
                                                          -----------
                                                          $ 103,192

         Management fees incurred by Willow Pond were paid to Homes For America Holdings, Inc. The Company utilizes accelerated methods of depreciation over a seven (7) year life for personal property. Realty is depreciated by the straight line method over lives ranging from 25 to 27.5 years. For the six months ended June 30, 1998, depreciation was as follows:

                  Willow Pond                             $ 174,000
                  Putnam                                     24,500
                                                         ------------
                                                          $ 198,500

Liquidity and Capital Resources
         Unrestricted cash on hand was $267,486 at December 31, 1997 and $139,730 at June 30, 1998. In addition to unrestricted cash, at both dates the Company had restricted proceeds from the sale of tax exempt bonds in the amount of $2,408,200 to be used for the planned purchase of Prairie Village Apartments in Indiana. Also as of both dates, the Company had a $1,500,000 deficit reduction reserve held in escrow with the mortgagee of the Glen Hills property. This escrow is to be applied against the outstanding mortgage on February 28, 1999.

         The properties are generating positive cash flow to the Company. Accordingly, the Company does not anticipate any difficulties in continuing to meet its operating cash requirements. In addition, cash flow will be enhanced upon the completion of certain transactions. The Company believes it will be able to meet all of its debt obligations from property cash flow.

     Future growth is dependent upon the Company's ability to secure adequate capital to consummate acquisitions. The Company has no available capital at the present time but believes it will be able to secure capital through bond financing, the sale of tax credits and traditional sources of equity and debt financing. However, there can be no assurance adequate capital for acquisitions will be obtained.

ITEM 3. PROPERTIES, OFFICES AND FACILITIES

         In New York, the Company entered into a 2-year lease, commencing in July of 1997 for 2,500 square feet of executive office space located at 680-3 West 246th Street, Riverdale, New York 10471. The rent for the premises is $800 per month, which includes utilities. (See "Certain Relationships and Related Transactions.") This agreement can be terminated at the Company's option.

         At 1725 DeSales Street, N.W. Suite 300 Washington, DC 20036, the Company rents 800 square feet to house its property operations/acquisitions offices. The 2-year lease provides for monthly base rent of $500 for the first year, and $550 for the second year. This agreement can be terminated at the Company's option.

         The Company also has an office at 6003 Abrams Road, Dallas Texas 75231. As is the case in other regional sites, there are no leasing or tenancy costs in Dallas since the office is located on property that the Company has already purchased.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1998 by (i) each person who is known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each of the Company's directors and officers; and (iii) all directors and officers of the Company as a group. As of June 30, 1998 there were 6,005,768 shares of Common Stock issued and outstanding.
                                   Shares of Common           Approximate
Name of                            Stock Beneficially         Percentage
Beneficial Owner                   Owned                      Owned

Robert A. MacFarlane               1,818,930                   30.3%
680-3 West 246th Street
Riverdale, NY 10471

Robert M. Kohn (1)                 1,242,930                   20.7%
1725 DeSales Street, N.W.
Washington, DC 20036

Richard Weiss (2)
680-3 West 246th Street
Riverdale, NY 10471

Joel Hefron                        200,000                       3.3%
c/o Risk Management Corp.
P.O. Box 3685
Beverly Hills, CA 90212

Daniel Hayes, Esq.                       0                        0
8779 Mathis Avenue
Manassas, VA 20110

David Harwell                            0                        0
680-3 West 246th Street
Riverdale, NY 10471

Robert Pozner                       650,000                     10.8%
454 Stevens Avenue
Ridgewood, NJ 07450

Officers and Directors
as a Group (6 Persons)              3,911,860                    65.1%
--------------------------------------------------------------------------

1. Mr. Kohn disclaims beneficial interest in shares indicated which are owned by International Business and Realty Consultants, LLC, at which he is employed and which is solely owned by Mr. Kohn's spouse.

     2. Excludes options to purchase 100,000 shares of Common Stock vesting quarterly over the first year of employment.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The executive officers and directors of the Company are as follows:

Name                      Age                       Office
---------------------------------------------------------------------------
Robert A. MacFarlane       54            President, Chief Executive Officer
                                         and Chairman of the Board

Richard J. Weiss           47            Chief Financial Officer

Robert M. Kohn             47            Director

David Harwell              50            Director and Secretary

Joel Heffron               54            Director

Daniel Hayes               40            Director

         All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected annually by, and serve at the discretion of, the Board of Directors. There are no familial relationships between or among any officers or directors of the Company.

         Robert A. MacFarlane has served as the Company's Chief Executive Officer and Chairman of the Board of the Company since 1996. From 1994 to 1996, Mr. MacFarlane was an independent tax exempt bond and tax credit consultant. From 1992 to 1994, he was Senior Property Acquisitions Officer of the Boutwell Company, which represented a Rockefeller Family Trust.

         Richard J. Weiss has been the Company's Chief Financial Officer since August 1998. From 1994 to 1998, Mr. Weiss was a senior manager with Stuart Fleischer Associates, Certified Public Accountants; from 1993 to 1994, he served as corporate controller of Mountain Hospitality Corp.; from 1993 to 1994, Mr. Weiss also founded and was the president of Playgrounds USA of America, Inc.; from 1982 to 1994, Mr. Weiss served as the Chief Financial Officer of Rayel Hotels Group; and from 1986 to 1992, he was an accountant with the firm of Siskin, Shapiro & Company. Mr. Weiss has a B.A. in psychology from American International College; a B.S. in Accounting from the University of Massachusetts at Amherst where he graduated magna cum laude. Mr. Weiss is a certified public accountant.

     Robert M. Kohn has been a director of the Company since 1998. From 1979 to 1996, Mr. Kohn was the president of Alfred Kohn Realty Corporation and Schuyler Realty. Mr. Kohn graduated cum laude from Ohio University with a B.S. in economics. Daniel Hayes, Esq. has had an individual law practice since 1990. From 1987 to 1990, he was the General Counsel to The Rojac Group, Inc., a real estate development. He is admitted to the bars of Virginia, the District of Columbia and Illinois. He holds a JD from Cornell Law School.

     David Harwell has been the Company's Operations Manager since 1996. Previously, he was corporate controller for ABC Air Freight, Inc. for over six years. Prior to 1990, he was an accountant in independent practice. Mr. Harwell holds an B.B.A. in finance from Baruch College.

     Joel Heffron, Esq. has been president of Risk Management Corp. since 1994, a company that assists businesses in the conversion and disposal of assets. From 1987 to 1994, he was president of Westminster Equities and, from 1983 to 1987 he was, vice president of Whitney Stores, Inc. From 1966 to 1983, Mr. Heffron was a partner in the law firm of Sohn, Gross, Findlay and Heffron, New York, NY. He holds a Bachelor of Laws degree from New York University. Committees of the Board of Directors The Board of Directors has two Committees: Audit and Compensation.

         Audit Committee. The members of the Audit Committee are Daniel Hayes and Joel Heffron. The Audit Committee acts to: (i) acquire a complete understanding of the Corporation's audit functions; (ii) review with management the finances, financial condition and interim financial statements of the Corporation; (iii) review with the Corporation's independent auditors the year-end financial statements; and (iv) review implementation with the independent auditors and management any action recommended by the independent auditors. The Audit Committee was formed during the current fiscal year and has not met yet.

     Compensation Committee. The members of the Compensation Committee are Daniel Hayes and Joel Heffron. The Compensation Committee functions include administration of the Corporation's 1998 Employee Stock Option Plan and
Non-Executive Director Stock Option Plan and negotiation and review of all employment agreements of executive officers of the Corporation. The Compensation Committee was formed during the current fiscal year and has not met to date. Meetings of the Board of Directors During the fiscal year ended December 31, 1998, the Board of Directors of the Company met on three occasions and voted by unanimous written consent on three occasions. No member of the Board of Directors attended less than 75% of the aggregate number of (i) the total number of meetings of the Board of Directors; or (ii) the total number of meetings held by all Committees of the Board of Directors.

ITEM 6. EXECUTIVE COMPENSATION

         The following table provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded to, earned by, paid by the Company during the years ended December 31, 1997 to each of the named executive officers of the Company.

                         SUMMARY COMPENSATION TABLE
                            Annual Compensation
           ---------------------------------------------------

                             Long Term Compensation Awards

Name/Principal        Fiscal  Salary/    Other Annual Restricted    Number of
Principal             Year     Bonus     Compensation Stock Awards  Securities
                                                                    Underlying
                                                                    Options/SARS
--------------------  -----   -------    ------------ ------------  ------------

Robert A. MacFarlane  1997       $/0        (1)           0               0
Chairman, President
and Chief Executive
Officer

Richard J. Weiss      1997       $/0        0
Chief Financial
Officer(2)


1. Compensation received as a consultant to the Company. During fiscal 1997, Mr. MacFarlane received consultant fees of $120,000.

2.       Richard J. Weiss commenced employment with the Company in August 1998.


Stock Option Grants
         No stock options were granted during the year ended December 31, 1997.

Employment Agreements
         The Company has employment contracts with certain of its employees. The following is a brief description of each contract.

         Robert A. MacFarlane
         In August 1998, the Company entered into a five-year employment agreement. The contract provides for Mr. MacFarlane to receive a base salary at the rate of $186,000 per year for the period covering August 1998 through December 1998. Thereafter, his base salary will be determined annually by the Company's Board of Directors, with a minimum annual increase in base salary of 5%. The contract provides for the reimbursement for all reasonable expenses incurred by Mr. MacFarlane on behalf of the Company. The contract is subject to termination provisions and also contains a two year non-competition provision.

     Mr. MacFarlane or an affiliated entity, is entitled to receive separate compensation as consulting and/or brokerage fees for sales of tax credits for Company transactions. The Company has also agreed to pay F.C. Partners, of which Mr. MacFarlane is a partner, a one time payment of $64,400 for reimbursement of expenses incurred in the investigation of a project which the Company chose not to pursue.

Compensation of Directors
     Directors were not compensated for their services as such during the last fiscal year. The Directors receive options to purchase 15,000 shares for each year of service under the Non-Executive Director Stock Option Plan and are reimbursed for expenses incurred in order to attend meetings of the Board of Directors.

Stock Option Plans
         In September 1998, the Company adopted the 1998 Employees Stock Option Plan (the "Plan") which provided for the grant of options to purchase up to 750,000 shares of the Company's Common Stock. Under the terms of the 1998 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ("ISOs") under Section 422A of the Code, or options which do not so qualify ("Non-ISOs").

         The 1998 Plan is administered by a Compensation Committee designated by the Board of Directors. The Compensation Committee has the discretion to determine the eligible employees to whom, and the times and the price at which, options will be granted. Whether such options shall be ISOs or Non-ISOs; the periods during which each option will be exercisable; and the number of shares subject to each option, shall be determined by the Committee. The Board or Committee shall have full authority to interpret the 1998 Plan and to establish and amend rules and regulations relating thereto.

         Under the 1998 Plan, the exercise price of an option designated as an ISO shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent stockholder (as defined in the 1998 Plan) such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISOs options may be less than such fair market value. The aggregate fair market value of shares subject to options granted to a participant, which are designated as ISOs that become exercisable in any calendar year shall not exceed $100,000. The "fair market value" will be the closing NASDAQ bid price, or if the Company's Common Stock is not quoted by NASDAQ, as reported by the National Quotation Bureau, Inc., or a market maker of the Company's Common Stock, or if the Common Stock is not quoted by any of the above, by the Board of Directors acting in good faith.

         The Compensation Committee may, in its sole discretion, grant bonuses or authorize loans to or guarantee loans obtained by an optionee to enable such optionee to pay any taxes that may arise in connection with the exercise or cancellation of an option.

Unless sooner terminated, the 1998 Plan will expire in 2008.

         In September 1998, the Board of Directors adopted the Non-Executive Director Stock Option Plan (the "Director Plan"). The Director Plan provides for issuance of a maximum of 400,000 shares of Common Stock upon the exercise of stock options granted under the Director Plan. Options are granted under the Director Plan until April, 2008 to (i) non-executive directors as defined and
(ii) members of any advisory board established by the Company who are not full-time employees of the Company or any of its subsidiaries. The Director Plan provides that each non-executive director will automatically be granted an option to purchase 15,000 shares, upon joining the Board of Directors, and on each September 1st thereafter, provided such person has served as a director for the 12 months immediately prior to such September 1st. Similarly, each eligible director of an advisory board will receive, upon joining the advisory board, and on each September 1st thereafter, an option to purchase 10,000 shares of the Company's Common Stock, providing such person has served as a director of the advisory board for the previous 12 month period.

         The exercise price for options granted under the Director Plan shall be 100% of the fair market value of the Common Stock on the date of grant. The "fair market value" will be the closing NASDAQ bid price, or if the Company's Common Stock is not quoted by NASDAQ, as reported by the National Quotation Bureau, Inc., or a market maker of the Company's Common Stock, or if the Common Stock is not quoted by any of the above by the Board of Directors acting in good faith. Until otherwise provided in the Stock Option Plan the exercise price of options granted under the Director Plan must be paid at the time of exercise, either in cash, by delivery of shares of common Stock of the Company or by a combination of each. The term of each option commences on the date it is granted and unless terminated sooner as provided in the Director Plan, expires five years from the date of grant. The Director Plan is administered by a committee of the board of directors composed of not fewer than three persons who are officers of the Company (the "Committee"). The Committee has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Committee will make all determinations of the interpretation of the Director Plan. Options granted under the Director Plan are not qualified for incentive stock option treatment.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has an agreement with Mr. Robert MacFarlane, the Company's Chief Executive Officer, whereby he retains the right to earn commissions on certain tax credit transactions that were procured by him prior to his employment as Chief Executive Officer of the Company. All commissions, if any, paid to Mr. MacFarlane are for amounts consistent with industry standards for transactions of this type. Since inception, and through October 15, 1998, Mr. MacFarlane has been paid $62,500 in commissions.

     Mr. MacFarlane also owns the property in which the Company's New York office is located. See Business - Properties. The Company has an agreement with Mr. Robert Kohn, a Director of the Company, whereby he retains the right to earn real estate broker fees on certain transactions that were procured by him prior to his appointment as Director. The Company believes that all commissions, if any , paid to Mr. Kohn are for amounts consistent with industry standards for transactions of this type. The Company engages one of its shareholders, International Business Realty & Consultants, LLC ("IBRC"), to perform various consulting services related to the purchase, acquisition, and management of its properties. Mr. Robert M. Kohn, a Director of the Company, is an employee of IBRC and actually performs services for the Company on behalf of IBRC. IBRC is wholly owned by Mr. Kohn's spouse. Since inception and through October 15, 1998, IBRC has been paid $254,000 for consulting services. In January 1997, the Company entered into a settlement agreement (the "Settlement Agreement") with a former financial consultant of the Company (the "Former Consultant") and Homes For America, L.C., a Virginia Corporation which is an affiliate of the Company and principally owned by the Company's President, Chief Executive Officer and Chairman of the Board, Mr. Robert MacFarlane. Among other things, the Settlement Agreement provided for the termination of a consulting agreement, and any other relationship, between the Company and the Former Consultant. Pursuant to the Settlement Agreement, the Company agreed to pay the Former Consultant $89,096.88 and reimburse the Former Consultant $15,891.43 for out-of-pocket expenses. The Former Consultant agreed to surrender 2,000,000 restricted shares of Common Stock of the Company and also agreed to transfer the remaining 500,000 shares of common stock it owned to Homes For America, L.C. By Unanimous Written Consent dated February 14, 1997, the Company, for various financial and consulting services, transferred the 2,000,000 shares of the Company's common stock represented by the Former Consultant's surrendered shares, to Homes For America, L.C.

ITEM 8. DESCRIPTION OF SECURITIES

     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share. As of June 30, 1998, there were 6,005,768 shares of Common Stock issued and outstanding. Common Stock Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. Directors are elected each year at the Company's annual meeting of stockholders to serve for a period of one year and until their respective successors have been duly elected and qualified. Common stockholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock. Common stockholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and non-assessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so, subject to the rights of the holders of outstanding Series A Preferred Stock.

Preferred Stock
         The Board of Directors is authorized to issue shares of Preferred Stock, $.10 par value per share, from time to time in one or more series. The Board may issue a series of Preferred Stock having the right to vote on any matter submitted to stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of Preferred Stock. The Board of Directors may determine that the holders of Preferred Stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors. The Board of Directors has designated a series of preferred stock as Series A Preferred Stock which has the right to elect a majority of the Board of Directors. The holders of Preferred Stock who have the right to elect a majority of the Board of Directors, are able to control the Company's policies and affairs.

     The Board of Directors may also grant to holders of any series of Preferred Stock preferential rights to dividends and amounts payable in liquidation. Furthermore, the Board of Directors may determine whether the shares of any series of Preferred Stock may be convertible into Common Stock or any other series of Preferred Stock of the Company at a specified conversion price or rate, and upon other terms and conditions as determined by the Board of Directors. Transfer Agent Signature Stock Transfer, Inc. of Dallas, Texas, is the Company's stock transfer agent.




                                  PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

     There is no established trading market for the Company's Common Stock. The Company has not paid any cash dividends and does not anticipate that it will pay cash dividends in the foreseeable future. Payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the Company's earnings, financial condition and capital requirements.

ITEM 2. LEGAL PROCEEDINGS
         The Company is not a party to any legal proceedings that could have a material adverse effect on its business.

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
         None.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES
         Since inception the Company has sold securities in the manner set forth below without registration under the Securities Act of 1933, as amended (the "Act"):
         In October, 1996, in connection with the founding of the Company, the Company issued 3,324,700 shares of Common Stock to 16 individuals and entities. This transaction was exempt from registration under the Act, pursuant to Section 4(2) promulgated thereunder as a transaction by an issuer not involving a public offering. No underwriter was involved in the transaction.

         During the period April 1996 and January 1997, the Company sold 370,000 shares of Common Stock at an offering price of $2.00 per share. In addition, in connection with the transaction, the Company issued 3,500,000 shares of common stock services rendered to a broker-dealer, which issuance was subsequently rescinded on January 1, 1997. This transaction was exempt from registration under the Act, pursuant to Rule 504 and the rules and regulation promulgated thereunder.

         In July, 1998, the Company issued a promissory note in the amount of $250,000, and 25,000 shares of Common Stock and warrants to purchase 30,000 shares of Common Stock to one investor in a private transaction. This transaction was exempt from registration under the Act, pursuant to Section 4(2) promulgated thereunder as a transaction by an issuer not involving a public
offering.   No   underwriter   was   involved  in  the   transaction.

ITEM  5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of Nevada provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         The By-Laws of the Company provide for indemnification of officers and directors of the Company to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Company, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

         In   accordance   with  Nevada  law,  the  Company's   Certificate   of
Incorporation contains provisions eliminating the personal liability of directors, except for breach of a director's fiduciary duty of loyalty to the Company or to its stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the Company nor stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.




                                 PART F/S
                           FINANCIAL STATEMENTS

To the Board of Directors
Homes for America Holdings, Inc.

We have audited the accompanying consolidated and unconsolidated balance sheets of Homes for America Holdings, Inc., a Nevada Corporation and Dallas/Glen Hills Limited, a Texas partnership, and the related consolidated and unconsolidated statements of operations, retained earnings (deficit), and cash flows for the years ended December 31, 1997 and 1996. These consolidated and unconsolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of the Dallas/Glen Hills Limited Partnership which statements reflect total assets of $8,227,397 and total revenues of $1,526,634. These amounts represent 69% of the total assets and 58% of the total revenues for the years ended December 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion insofar as it related to the amounts included for Dallas/Glen Hills Limited Partnership is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated and unconsolidated financial statements referred to the above present fairly, in all material respects, the financial position of Homes for America Holdings, Inc. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


RAPPAPORT, STEELE & COMPANY, P. C.

New York, New York
March 2, 1998




                             Homes For America Holdings, Inc.
                       CONSOLIDATED AND UNCONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------



                                                               Unconsolidated
                                         December 31,           December 31,
                                         1997                   1996
--------------------------------------------------------------------------


RENTAL AND OTHER PROPERTY (Note 2):
Land                                 $   904,000               $
Building                               5,503,635
Equipment                                  6,310
Accumulated Depreciation               (260,014)
                                       ---------           ---------
Net Rental Property and Other         6,153,931
                                       ---------           ---------
CURRENT ASSETS:

Cash                                    267,486               5,553
Deposit for Acquisition                                      51,000
Due from Partnerships:
Corporate Partner SLP
Dallas/Glen Hills (Related)             140,846
Putnam Square LTD Partnership           200,000
Middlebury Elkart LP                    127,306
Other                                    13,715
                                      ---------           ---------
Total Current Assets                    749,353              56,553
                                      ---------           ---------
OTHER ASSETS (Note 2):
Note Receivable TVMJG
Putnam Sq. LTD Partnership              200,000
Restricted Cash Deposits(Note 2)      2,408,200
Escrow Deposit                        1,500,000
Deficit Guarantee Escrow                 15,242
Investments - Glen Hills Partnership    447,116             190,823
- Middlebury Elkart Prairie Village      62,747
- University Park Continental Apt.      134,410              80,000
Deferred:  Financing Costs (Note 2)     118,571
           :  Management Fees           104,325
                                      ---------           ---------

Total Other Assets                    4,990,611             270,843
                                      ---------           ---------

TOTAL ASSETS                        $11,893,895            $327,396
                                  ---------------       ---------------


                                                         Unconsolidated
                                  December 31,           December 31,
                                  1997                   1996
----------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS
EQUITY  (Note 2)

LONG TERM LIABILITIES:
Mortgage Payable                    $5,150,700                $
Notes Payable - Other                  318,157
Security Deposits                       44,198
Due to Middlebury Elkart LP          2,408,200
Deferred Income Taxes                  179,700
                                     ---------           ---------
Total Long Term Liabilities          8,100,955
                                     ---------           ---------
Current Liabilities:
Current Maturities of Long-Term Debt   372,695
Accounts Payable                       204,739              60,991
Interest Payable                        46,492
Real Estate Tax Payable                107,738
Unearned Rent                            9,577
Commissions Payable                     21,850
Notes Payable - Current                                     227,450
                                       ---------           ---------
Total Current liabilities               763,091             288,441
                                       ---------           ---------
Total Liabilities                      8,864,046             288,441
                                       ---------           ---------
Stockholders' Equity and Minority
Interests:
Common Stock - par value .001, 25,000,000
shares authorized, issued 6,548,966 shares    6,549              10,772
 Paid-in Capital                            771,651             559,428
 Stock Subscriptions Receivable (Note  5)  (211,268)           (206,445)
 Treasury Stock                            (103,250)
 Minority Interest -
 Dallas/Glen Hills (Note 2)               2,286,258
 Retained Earnings (Deficit)                279,909            (324,800)
                                           ---------           ---------
  Total Stockholders' Equity              3,029,849              38,955
                                           ---------           ---------

TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY                     $11,893,895            $327,396
                                     -----------------     ---------------


See notes to financial statements.
               Homes For America Holdings, Inc. CONSOLIDATED AND UNCONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                                              Unconsolidated
                                          December 31,           December 31,
                                                 1997                   1996
----------------------------------------------------------------------------

MANAGEMENT AND
OPERATING INCOME:
 Management Development Fees (Note 3)       $1,082,079               $
 Rental Income and Other (Note 2)            1,526,634
                                             ---------           ---------
 Total                                       2,608,713
                                            ---------           ---------

Operating Expenses:
 Administrative Expenses                      182,631             324,800
 Paid to Outside Consultants                   42,948
 Insurance                                     36,331
 Management Fees                               81,999
 Office Expenses                               13,680
 Professional Fees                             43,257
 Repairs and Maintenance                      270,721
 Taxes                                        116,341
 Telephone                                     17,709
 Travel                                        23,456
 Utilities                                     321,294
                                              ---------           ---------

TOTAL OPERATING EXPENSES                     1,150,367             324,800
                                             ---------           ---------
Operating Income (Loss) before Interest
  and Depreciation                           1,458,346            (324,800)
                                             ---------           ---------
 Interest                                      371,883
 Depreciation                                  273,754
                                              ---------           ---------
                                               645,637
                                              ---------           ---------
Income (Loss) Before Provision for Taxes       812,709            (324,800)

Provision for Income Taxes (Note 2)            208,000
                                              ---------           ---------
NET INCOME (LOSS)                              604,709            (324,800)
Retained Earnings (Deficit) - Beginning       (324,800)
                                              ---------          ----------
Retained Earnings (Deficit) - Ending         $ 279,909           $(324,800)
                                             ---------          ----------

See notes to financial statements.





                               Homes For America Holdings, Inc.
                                    STATEMENT OF CASH FLOWS
                                      FOR THE YEAR ENDED
                                       DECEMBER 31, 1997
---------------------------------------------------------------------------


CASH January 1, 1997                                         $ 5,553
                                                            ---------
Net Income                                                   604,709
                                                            ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Adjustments to reconcile net income  to net cash
         provided by operating activities:
         Depreciation and amortization                       273,754
         Increase in interest payable                         20,718
         Increase in accrued liabilities                     106,388
         Net security deposits received                        7,064
         Increase in accounts payable                        106,492
         Increase in tax and insurance escrows               (46,379)
         Increase in unearned rent                             9,577
         Increase in notes payable                            21,186
                                                            ---------
         Total Adjustments                                   498,800
                                                            ---------
         Deferred Income Taxes                               208,000
         Proceeds from Stock Issued                           58,000
                                                            ---------
                                                             266,000
                                                            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from partner's capital contributions     2,211,912
         Increase in debt reduction escrow                (1,500,000)
         Addition to deficit guarantee reserve, net          (15,242)
         Principal payments on long-term debt                (54,247)
                                                            ---------
            Net Cash Provided by Financing Activities        624,423
                                                            ---------
         Total Funds Provided                              2,011,932
                                                            ---------

CASH FLOWS FROM REAL  ESTATE INVESTING ACTIVITIES:
         Increase in rental property                        (835,836)
         Addition to rehabilitation reserve                 (210,185)
         Increase in other assets                           (110,756)
         Withdrawals from reserve for replacements           210,185
                                                            ---------
            Net Cash (Used) by Investing Activities         (946,592)
                                                            ---------
         Increase in Current Management Fees Receivable      353,471
         Increase in Non-Current Management Fees Receivable  200,000
         Acquisition Costs of Partnership Interests          486,345
         Purchase of Equipment                                 6,310
         Decrease in Stock Subscriptions Receivable          (41,927)
                                                            ---------
                                                           1,004,199
                                                            ---------
         Total Funds Applied                               1,950,791
                                                            ---------
         Net Cash Provided                                    61,141
         Add: Cash held for future liabilities (Glen Hills)  200,792
                                                            ---------

Cash December 31, 1997                                     $ 267,486
                                                            ---------

See notes to financial statements.




                         Homes For America Holdings, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND 1996
-----------------------------------------------------------------------------





NOTE 1.  NATURE OF BUSINESS AND ORGANIZATION

          Homes for America Holdings, Inc., a Nevada Corporation (The Company") established in 1996, is engaged in the business of (a) acquiring, rehabilitating and managing select "Affordable Housing properties; (b) acquiring and converting specially situated, non-residential properties into residential rentals or condominium sales; and ( c) acquiring multi-use market rate residential real estate. As to the Affordable Housing portion of the portfolio, the Company sells partnership, including "tax-credit" benefits, according to Section 42 of the IRS Code and depreciation and amortization for equity, acquisition and management fees.

Homes for America Holdings owns:

     :Prairie  Village  Homes  for  America  Holdings,   Inc.,  an  Indiana
     Corporation,   which  is  the  General   Partner  of   Middlebury   Limited
     Partnership.

     :Putnam Homes for America Holdings, Inc., a Connecticut Corporation, which is the General Partner of TVMJG 1996 Putnam Square Limited Partnership.

      :100% of Glen Hills Homes for America Holdings, Inc., a Texas
      Corporation, which is the General Partner in the Dallas/Glen Hills Limited Partnership ("The Partnership").

          During 1997, neither Putnam Homes for American Holdings, Inc., nor Prairie Village Homes for America Holdings, Inc., had any business activities. These partnerships were formed to acquire rental real estate properties.

          Dallas/Glen Hills, LP (the "Partnership") was formed in Texas on October 18, 1995 as a Limited Partnership and commenced operations on February 9, 1996. On March 27, 1997, the Partnership Agreement was amended to provide for the withdrawal or the reduction in ownership interest of the existing partners and the contribution of capital and the admittance of new partners. Under the terms of the Amended and Restated Agreement of Limited Partnership dated March 27, 1997 (the "Partnership Agreement"), the general partner is Glen Hills Homes for America, Inc., (the "General Partner"), the Class Z general partner, is David H. Korb (the "Class Z General Partner"), the investor limited partner is Related Corporate Partners V, LP (the "Investor Limited Partner") and the special limited partner is Related Corporate SLP LP (the "Special Limited Partner").

          In view of the significance of the changes in ownership and financial position, the Partnership has been treated as a new accounting entity, and accordingly, the Partnership established a new accounting basis, where appropriate, for its assets and liabilities, based on the acquisition cost of the new partners as of March 27, 1997.

          The Partnership was organized to purchase, rehabilitate and operate the Willow Pond Apartments (formerly the Glen Hills Apartments project (the "Project"), located in Dallas, Texas. The project operates a 396 multi-family residential units for rental to low and moderate income tenants. As of December 31, 1997, 350 units were occupied.

          The Project received an allocation of Three Million, Five Hundred Thousand Dollars ($3,500,000.00) of low income housing tax credits from the Texas Department of Housing and Community Affairs ("TDHCA") under Section 42 of the Internal Revenue Code of 1986, as amended. As such, the Project is required to lease a minimum of 40% of its units to families whose income is 60% or less of the area median gross income.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER

Basis of Accounting

          The consolidated and unconsolidated financial statements are prepared on the accrual basis of accounting and in accordance with generally accepted accounting principles. The consolidated financial statements include Glen Hills Homes for America, Inc. and Dallas/Glen Hills Limited Partnership. The unconsolidated financial statements include Homes for America Holdings, Inc.

Rental Property

          Land, buildings, furniture and equipment are recorded at cost. Depreciation is computed using straight-line method over the estimated useful lives of the assets as follows:
         Buildings                                   27.5 years
         Furniture & Equipment                        7.0 years

          Improvements are capitalized, while expenditures for maintenance and repairs are charged to expenses as incurred.

Deferred Financing Costs

          Costs directly associated with obtaining permanent debt financing have been deferred and are amortized over the term of the permanent loans, on a straight-line basis, over fifteen (15) years.

Income Taxes

          Homes for America Holdings, Inc. had approximately $313,450.00 net operating loss carryover which reduced its deferred income tax liability. The Company plans to file its 1997 income tax returns on a cash basis. On a cash basis, the Company will not have any income tax liabilities. No Federal Income Taxes are payable by the Partnership and none have been provided in the accompanying financial statements. The partners are to include their respective share of Partnership income or loss in their separate tax returns.

Guarantee of Tax Credits

          Under the terms of the Partnership Agreement, the General Partner has the duty to use its best efforts to maintain, for the Partnership, the low-income-housing tax credits. In the event, the actual low-income housing tax credits accruing to the benefit of the investment Limited Partner are less that the amount of credits that were qualified at the formation of the Partnership, the additional contributions of capital otherwise required by the Investment Limited Partner may be reduced, or constructive advances deemed made, in accordance with applicable procedures contained within the Partnership Agreement.

Rental Income

          The Company's management and developmental fees are recorded as income when earned. Rental income is recognized as rent becomes due. Rental payments received in advance are deferred until earned.

Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reliance on Other Auditors

          The financial statements of the Dallas/Glen Hills Limited Partnership were prepared by other independent CPA's and we have relied solely on their accountant's report.

Minority Interest

          The Minority Interest represents the equity investments, of the Partnership, in the Dallas/Glen Hills Limited Partnership. Pursuant to the Partnership Agreement, Related Capital Corporation V, Limited Partnership (the "Investor Limited Partner") , invested Two Million Five Hundred Thousand Dollars ($2,500,000.00) and in return, earned the right to use the tax credits and associated depreciation. Conversely, Dallas/Glen Hills Homes for America Holdings, Inc., (the "General Partner") has the right to ninety percent (90%) of the cash flows and eighty percent (80%) of the residual value.

Cash and Cash Equivalents

          For purposes of the statement of cash flows, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

TVMJG 1996 - Putnam Square Limited Partnership Notes

          These notes represent two separate notes receivables of Two Hundred Thousand Dollars ($200,000.00) each. One Note was received in consideration for the Company's agreement to replace the General Partner and has a priority to the first mortgage. The fee was earned in 1997 and $200,000.00 will be paid in 1998. Therefore, it has been reflected as a current asset.

          The other Two Hundred Thousand Dollars ($200,000.00) Note is a First Mortgage Commercial Note. This represents 50% of the TVMJG 1996 first
     Mortgage Commercial Note which is payable monthly at 7% interest, and maturing December 31, 2006.

INVESTMENTS

          Investments in Partnerships represents acquisition costs, legal, accounting and architectural fees which the Company has advanced to acquire their partnership interests. These costs are non-reimbursable and they are part of the Company's investment in the related entities.

RESTRICTED DEPOSITS

Restricted Cash Deposit

          The Company deposited the proceeds from the sale of the Prairie Village Bonds (the "Bonds") that will be used to acquire the real estate. The Company is liable to the bondholders for this amount. The proceeds are held in an interest-bearing escrow account. Further, the funds will remain in escrow until the real estate securing the Bonds is purchased. At the closing of the real estate transaction, the Bonds will be secured and enhanced by a Housing and Urban Development ("HUD") insurance policy thus rendering the Bond non-recursive to the Company. The Bonds carry a fixed interest rate of 6.100%, for thirty (30) years.

Asset Management Fee

          For its services in monitoring the operations of the Project, the Partnership shall pay the General Partner an amount equal to the lessor of:
     (1) available cash flow as defined in the Partnership Agreement and (2) 1% of net rental income.

          In addition, the Partnership paid an affiliate of the Investor Limited Partner, One Hundred Ten Thousand, Seven Hundred Fifty Six Dollars ($110,756.00) consulting monitoring fee in consideration for its services in assisting the Partnership in acquiring the Project. This fee is classified as a deferred asset management fee.

Property Management Fee

          The General Partner shall have the responsibility for managing the apartment complex and obtaining a management agent. The management agent shall receive a management fee from the Partnership in an amount not to exceed 4% of net rental income.

Operating Deficit Guaranty Agreement

          On March 27, 1997, the Partnership executed an Operating Deficit Guaranty Agreement with the General Partner, whereby, the General Partner agreed to loan to the Partnership any funds required to fund operating deficits (as defined in the Agreement) of the Partnership incurred during the period commencing with the break-even date (as defined in the Agreement) and ending on the third anniversary of the break-even date. The Guaranty amount shall not exceed 10% of the Partnership's first Mortgage Loan, net of the balance in the deficit reduction escrow account. The General Partner initially funded an escrow account in the amount of Fifty Thousand Dollars ($50,000.00) on March 27, 1997. An additional Seventy Five Thousand ($75,000.00) will be funded upon receipt of the Investor Limited Partner's second capital contribution and the balance will be funded from available cash flow (as defined in the Partnership Agreement).

Development Deficit Guaranty Agreement

          The General Partner has entered into an agreement with the Limited Partners, whereby, at the option of the Limited Partners, the General Partner may be required to (1) purchase the interest of the Limited
     Partner's upon the occurrence of certain events described in the Development Deficit Guaranty Agreement and (2) pay all expenses of operating and maintaining the apartment complex in excess of the gross collections to the extent necessary to maintain break-even operations until the break-even date (as defined in the Agreement). Presently, the Development Deficit Guaranty has been satisfied by having met the ninety
     (90) days occupancy at ninety percent (90%) requirement.

Replacement and Rehabilitation Reserve Escrows

          The General Partner is required under a Replacement Reserve Guaranty Agreement to fund a replacement reserve escrow each month during the guaranty period to meet replacement reserve obligations. At December 31, 1997, the Partnership held Sixty Three Thousand, Seventeen Dollars ($63,017.00) in this escrow account.

LONG TERM LIABILITIES

          The Partnership entered into a mortgage loan agreement with Hanover Capital Mortgage Corporation for Five Million Three Hundred Fifty Thousand Dollars ($5,350,000.00) (the "Mortgage Loan") dated February 9, 1996. The Mortgage Loan bears interest at a rate of 8.250% per annum. Monthly principal and interest payments of Forty Two Thousand One Hundred Eighty Two Dollars ($42,182.00) are payable until February 2011. The Note matures March 1, 2011, at which time, the entire remaining outstanding principal and interest is due. The Mortgage Loan is collateralized by the Partnership's real property, personal property and other rights attached to the property. The Partnership has funded a deficit reduction escrow account in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) to be applied against the outstanding loan balance on February 28, 1999.

          The Mortgage Loan agreement requires "all risk insurance policies to be maintained in an amount not less than the full insurable value of the property on a replacement cost basis".

          Aggregate projected maturities of long-term debt for the next five years are as follows:

December 31, of the following years:

         1998                                         $ 77,735
         1999                                           94,396
         2000                                           91,629
         2001                                           99,480
         2002                                          108,005
                                                     -----------
         Thereafter                                $ 4,761,190

Notes Payable other consists of:

          The liability to David Korb, a former partner in the Dallas/Glen Hills Partnership. The note was issued on March 1, 1997 and is payable in monthly installments, of approximately Five Thousand Four Hundred Dollars ($5,400.00) per month, including interest, beginning March 21, 1997. The note is payable over seven (7) years, bearing interest at approximately 9.000% per annum with the final payment due March 20, 2004. The note is secured by a collateral assignment of rights in the Dallas/Glen Hills Partnership.

Debt Reduction Escrow

          On December 29, 1996, the Partnership entered into an escrow agreement with the TDHCA, whereby, the Partnership placed One Million Five Hundred Thousand Dollars ($1,500,000.00) in a bank escrow account. The bank will deliver the entire balance to Mellon Mortgage Company on February 29,1999 which will be paid toward the principal balance of the Mortgage Loan. The Partnership will disburse any interest earned on this escrow account to the Class Z General Partner.

Current Notes Payable consists of:

                    : Cyber Connect, Inc.                 $ 60,693
                    : Cyber Dimensions, Inc.                60,693
                    : Robert Pozner                         54,000
                    : Canton Financial                      73,250
Current Portion of      : Mortgage                          77,735
                        : Notes Payable - other             46,324
                                                          ----------
                                                         $ 372,695
                                                          ----------

          The Cyber Connect note is comprised of a Principal payment of Fifty Seven Thousand Five Hundred Dollars ($57,500.00) and an Interest payment of One Thousand Nine Hundred Seventeen Dollars ($1,917.00).

          Payment of the obligation evidenced by this Note shall be repaid in two (2) equal payments of Ten Thousand Dollars ($10,000.00) on the following dates: (the "Due Date") commencing April 5, 1998 and May 5, 1998, and terminating June 5, 1998 with a final payment of Thirty Nine Thousand Four Hundred Seventeen Dollars ($39,417.00).

          The Cyber Dimension note is comprised of a Principal payment of Fifty Seven Five Hundred Dollars ($57,500.00) and an Interest payment of One Thousand Nine Hundred Seventeen Dollars ($1,917.00).

          Payment of the obligation evidenced by this Note shall be repaid in two (2) equal payments of Ten Thousand Dollars ($10,000.00) on the following dates (the "Due Date") commencing April 5, 1998 and May 5, 1998, and terminating June 5, 1998 with a final payment of Thirty Nine Thousand Four Hundred Seventeen Dollars ($39,417.00).

          The Promissory Note payable to Robert Pozner of Fifty Four Thousand ($54,000.00) has a first payment due on March 15, 1998 bearing a simple interest rate of Ten Percent (10%) per year. This agreement has been amended and reads as follows:

          "Homes for America Holdings, Inc. (the "Maker") shall pay Robert Pozner (the "Holder") a total of Sixty Five Thousand Thirty Dollars and Eighty Four Cents ($65,030.84).

          Twenty Two Thousand Eight Hundred Twenty Four Dollars and Sixty Seven Cents ($22,824.67) worth of Principal and Two Thousand Two Hundred Six Dollars and Seventeen Cents ($2,206.17) worth of Interest on the July 20, 1998 ("End Date").

          The Promissory Note shall be repaid in four (4) equal payments of Ten Thousand Dollars ($10,000.00), on the following dates ("Due Date")
     commencing March 20, 1998, of which a prepayment has been made at the Note's inception (see 2), and terminating June 20, 1998 with a final payment of Twenty Five Thousand Thirty Dollars and Eighty Four Cents ($25,030.84), comprised of The Maker shall also deliver One Hundred Thousand (100,000) shares of common, unrestricted shares of Homes for America Holdings, Inc., with an additional One Hundred Thousand (100,000) shares, held in escrow, to be delivered to the Holder if the due dates are not adhered to pursuant to the "Promissory Note".

          The Promissory Note for Seventy Three Thousand Two Hundred Fifty Dollars ($73,250.00) payable to Canton Financial Services provides as follows:

          Homes for America Holdings, Inc., (the "Maker") shall pay Canton Financial Services (the "Holder") a total of Seventy Three Thousand Two Hundred Fifty Dollars ($73,250.00). This amount is comprised of a Principal payment of Sixty Five Thousand Dollars ($65,000.00) and an Interest payment of Three Thousand Two Hundred Fifty Dollars ($3,250.00).

          The obligation evidenced by this Note shall be repaid in an initial payment of Five Thousand Dollars ($5,000.00) on March 15,1998, followed by four (4) equal payments of Ten Thousand Dollars ($10,000.00), on the following dates ("Due Date") commencing April 15, 1998 and terminating July 15, 1998 with a final payment of Twenty Three Thousand Two Hundred Fifty Dollars ($23,250.00).

NOTE 3. ALLOCATION OF PROFITS, LOSSES, CASH FLOW AND TAX CREDITS FOR DALLAS/GLEN HILLS LIMITED PARTNERSHIP

          The Dallas/Glen Hills Partnership Agreement provides that substantially all tax benefits for Depreciation and Low Income Housing Credits (IRS Section 42) are allocated to the Limited Partners as described below. The Partnership Agreement also provides for the excess of ninety percent (90%) of cash flow and residual value are provided to the General Partner.

          Tax credits are allocated 99.98% to the Investor Limited Partner, and one hundredth percent (.01%) to the Special Limited Partner, and one hundredth percent (.01%) to the General Partner.

          Subject to certain provisions, losses shall be allocated 99.98% to the Investor Limited Partner, and .01% to the Special Limited Partner, .01% to the General Partner.

     Annual distributable cash flow shall be applied in the following order of priority:

1. To repay loans payable to any partner other than the General  Partner.

2. To the General Partner in an amount equal to any unpaid  voluntary loans.

3. In the event the Partnership, using its best efforts is unsuccessful in refinancing the mortgage loan on February 28, 1999, the Class Z General Partner may receive an amount up to One Million Five Hundred Thousand Dollars ($1,500,000.00) plus accrued interest. Terms depend on whether the mortgage lender agrees or does not agree to reduce the mortgage principal to reflect payment of One Million Five Hundred Thousand Dollars ($1,500,000.00) held in escrow.

4. To pay any accrued  but unpaid  management  fees.

     5. To the Special Limited Partner for accrued annual local administrative fees not to exceed Five Thousand Dollars ($5,000.00) per year.

6. To the General Partner,  to repay the Contractor Note.

     7. To the General Partner, to the extent of fifty percent (50%) of remaining cash flow, the difference.

     8. To the General Partner, the difference between any operating loans and any unpaid credit reduction payments.

9. To the General Partner, to pay the difference, if positive, between Eighty Eight Thousand Dollars ($88,000.00) and any unpaid credit reduction payments.

10. To the extent of forty percent (40%) of remaining cash flow, to the General Partner, the difference between the Supervisory Management Fee and any unpaid credit reduction payments.

     11. Of the remainder, 49.89% to the Investor Limited Partner, 50.1% to the General Partner and 0.1% to the Special Limited Partner. Net proceeds from a sale or refinancing transaction will be paid to Class Z General Partner in an amount equal to the excess of (1) One Million Five Hundred Thousand Dollars ($1,500,000.00) plus accrued interest over (2) certain previous distributions. Any remaining net proceeds will be distributed according to specific provisions of the Partnership Agreement.

     The Partnership leases residential units under leases, which require rent payments at the beginning of each month some of which are subsidized under the HUD Section 8 Program (rent subsidies are approximately One Hundred Fifteen Thousand Eight Hundred Forty Dollars ($115,840.00) during the period). Each tenant is also required to make a security deposit of a portion of one month's rent. Credit risks associated with the lease agreements is limited to the amount of rents receivable from tenants, less security deposits, and HUD Section 8 disbursements.

NOTE 4.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Partnership's financial instruments consist of cash and notes payable. The Partnership estimates that the fair value of all financial instruments does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Partnership using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Partnership could realize in a current market exchange. None of the financial instruments are held for trading purposes.

NOTE 5. SUBSCRIPTIONS RECEIVABLE

     Since January 1, 1998, the Company collected Ninety Eight Thousand Dollars ($98,000.00) of the subscriptions receivable and anticipates that it will collect the balance in 1998.


---------------------------------------------------------------------------
---------------------------------------------------------------------------

Homes For America Holdings, Inc.
Consolidated Balance Sheet
June 30, 1998

                                   Unaudited
----------------------------------------------------------------------------



         Assets:

         Rental and Other Property:
                  Land                                         949,000.00
                  Building                                  5,175,318.77
                  Equipment                                 1,168,854.53
                                                            ---------------
                                                            7,293,173.30
                Accumulated Depreciation                     (530,613.43)
                                                            ---------------
                     Net Rental Property and Other          6,762,559.87
                                                            ---------------
         Current Assets:
                  Cash                                        139,730.30
                  Accounts Receivable                          13,164.36
                  Prepaid Expenses                             38,062.55
                                                            ---------------
                           Total Current Assets               190,957.21
                                                            ---------------

         Other Assets:
                  Restricted Cash Deposit - Elkart           2,408,200.00
                  Escrow Deposit - Glen Hills                1,500,000.00
                  Investments:
                           Glen Hills Partnership              447,116.00
                           Elkart                              266,900.90
                           Arlington                            41,718.24
                           Briar Meadows                        18,919.90
                  Capitalized Pre-acquisition Costs             94,399.74
                  Contribution Receivable -The Related Group   140,846.00
                  Deferred Management Fees - Net                95,948.00
                  Deferred Loan Fees - Net                     111,071.77
                  Organization Costs - Net                      10,667.00
                  Deferred Asset Management Fee                341,000.00
                  Deficit Guarantee Escrow                      15,241.80
                  Other                                         12,535.34
                                                             ---------------
                           Total Other Assets                5,504,564.69
                                                             ---------------

         Total Assets                                       12,458,081.77
                                                             ---------------



         Liabilities and Stockholders' Equity:

         Long Term Liabilities:
                  Mortgage Payable                           4,813,366.23
                  Note Payable - Gall                          200,000.00
                  Note Payable - Marlow                         13,000.00
                  Note Payable - Korb                          311,847.22
                  Due to Elkart                              2,408,200.00
                                                             --------------
                           Total Long Term Liabilities       7,746,413.45
                                                             --------------

         Current Liabilities:
                  Current Maturities of Long Term Debt         402,000.00
                  Accounts Payable                             170,425.11
                  Security Deposits                             51,153.86
                  Prepaid Rents                                  7,710.46
                  Accrued Expenses                             133,634.48
                  Notes Payable - Other                        158,950.00
                                                             --------------
                           Total Current Liabilities           923,873.91
                                                             --------------


         Stockholders' Equity and Minority Interests:
                  Common Stock                                   6,548.96
                  Paid-in Capital                              771,651.04
                  Stock Subscriptions Receivable               161,831.50
                  Treasury Stock                              (103,250.00)
                  Minority Interest - Glen Hills             2,280,952.61
                  Minority Interest - Putnam                   438,488.17
                  Retained Earnings                            231,572.13
                                                             --------------
                                                             3,787,794.41
                                                             --------------

         Total Liabilities and Stockholders' Equity         12,458,081.77
                                                            ----------------
----------------------------------------------------------------------------

Homes For America Holdings, Inc.
Consolidated Statement of Income and Retained Earnings for the Six Months Ended
June 30, 1998

                                     Unaudited
-------------------------------------------------------------------------------

         Management and Operating Income:

                  Management Development Fees                    138,500.00
                  Rental Income and Other                      1,169,739.43
                                                               --------------
                           Total                               1,308,239.43
                                                               --------------

         Operating Expenses:

                  Administrative Expenses                        306,804.19
                  Building Expense                               366,947.86
                  Maintenance & Repairs                           79,035.47
                  Payroll & Related                              135,374.88
                  Advertising                                     17,000.88
                  Management Fees                                 14,990.80
                                                               --------------
                           Total                                 920,154.08
                                                               --------------

         Operating Income (Loss) Before Interest, Depreciation
                  and Amortization                               388,085.35

                  Interest                                       226,762.14
                  Depreciation                                   198,500.00
                  Amortization                                    11,160.08
                                                                --------------

         Net Loss                                                (48,336.87)

         Retained Earnings at December 31, 1997                279,909.00
                                                              --------------
         Retained Earnings, June 30, 1998                      231,572.13
                                                              --------------



--------------------------------------------------------------------------------
                                 PART III


ITEM 1. INDEX TO EXHIBITS

No.               Description
--------------------------------------------------------------------------------
3.1               Articles of Incorporation

3.2               By-Laws

10.1 Agreement of Purchase and Sale of Partnership Interests in Dallas/Glen Hills, L.P. between David Korb and the
                  Company dated September 16, 1996.

10.2 Capital Note dated March 27, 1997 of Related Corporate partners V, L.P.

10.3 Promissory Note dated March 21, 1997 of Glen Hills Homes for America, Inc.

10.4 Promissory Note dated February 8, 1996 for a loan to Dallas/Glen Hills, L.P. from Hanover Capital Mortgage Corporation.

10.5 Dallas/Glen Hills, L.P. First Amendment to Amended and Restated Agreement of Limited Partnership.

10.6 First Amendment to TVMJG 1996 - Putnam Square Limited Partnership Seconded Amended and Restated Agreement of Limited Partnership.

10.6.1            First Amendment to Certification and Agreement dated September
                  29, 1997.

10.6.2 First Amendment to Partnership Administration Services Agreement dated September 29, 1997.

10.6.3 Promissory Note dated April 26, 1996 between TVMJG 1996 - Putnam Square Limited Partnership and Donald Snyder.

10.6.4 First Amendment to Commercial Promissory Note between TVMJG 1996 - Putnam Square Limited Partnership and Joseph Gall.

10.7 Agreement of Purchase and Sale dated March 28, 1997 between Prairie-Middlebury Associates and the Company.

10.7.1 Assignment of Agreement of Purchase and Sale dated July 24, 1997, amending an Agreement of Purchase and Sale dated March
                  28,  1997,  between  Prairie-Middlebury   Associates  and  the
                  Company.

10.8 Agreement of Purchase and Sale by and between BRE-N, Inc. and the Company dated July 13, 1998.

10.9 Agreement of Purchase and Sale by and between Homes For America Holdings, Inc. and William C. Mannix DBA Lawrence
                  R. Mannix Inc.

10.10 Promissory Note dated July 29, 1998 between the Company and William Kaplovitz, Jr.


10.11 Consulting Agreement dated August 1, 1998 between the Company and International Business & Realty Consultants, L.L.C.

10.12 Employment Agreement dated August 1, 1998 between the Company and Mr. Robert A. MacFarlane.

21                List of Subsidiaries

27                Financial Data Schedule